Citigroup Global Markets Holdings Inc.	August 24, 2026 Medium-Term Senior Notes, Series N Pricing Supplement No. 2026-USNCH33677 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-293732 and 333-293732-02

Autocallable Securities Linked to the S&P 500 Futures 40% Edge Volatility 6% Decrement Index (USD) ER Due August 29, 2034

▪The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest, do not guarantee the repayment of principal at maturity and are subject to potential automatic early redemption on a periodic basis on the terms described below. Your return on the securities will depend on the performance of the underlying specified below.

▪The securities offer the potential for automatic early redemption at a premium following the first valuation date (other than the final valuation date) on which the closing value of the underlying is greater than or equal to the initial underlying value. If the securities are not automatically redeemed prior to maturity, the securities will provide for repayment of the stated principal amount plus a premium at maturity if the final underlying value is greater than or equal to the final barrier value. However, if the securities are not automatically redeemed prior to maturity and the final underlying value is less than the final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the final underlying value is less than the initial underlying value. Although you will have downside exposure to the underlying, you will not receive dividends with respect to the underlying or participate in any appreciation of the underlying.

▪The underlying is highly risky because it may reflect highly leveraged exposure to any decline in the S&P 500 Futures Excess Return Index. The S&P 500 Futures Excess Return Index tracks futures contracts on the S&P 500® Index and is likely to underperform the S&P 500® Index because of an implicit financing cost. In addition, the underlying is subject to a decrement of 6% per annum, which will be a significant drag on its performance. You should carefully review the section “Summary Risk Factors—Risks relating to the S&P 500 Futures 40% Edge Volatility 6% Decrement Index (USD) ER” in this pricing supplement.

▪Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any payments due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying:	The S&P 500 Futures 40% Edge Volatility 6% Decrement Index (USD) ER
Stated principal amount:	$1,000 per security
Pricing date:	August 24, 2026
Issue date:	August 27, 2026
Valuation dates:

August 24, 2027, September 24, 2027, October 25, 2027, November 24, 2027, December 27, 2027, January 24, 2028, February 24, 2028, March 24, 2028, April 24, 2028, May 24, 2028, June 26, 2028, July 24, 2028, August 24, 2028, September 25, 2028, October 24, 2028, November 24, 2028, December 26, 2028, January 24, 2029, February 26, 2029, March 26, 2029, April 24, 2029, May 24, 2029, June 25, 2029, July 24, 2029, August 24, 2029, September 24, 2029, October 24, 2029, November 26, 2029, December 24, 2029, January 24, 2030, February 25, 2030, March 25, 2030, April 24, 2030, May 24, 2030, June 24, 2030, July 24, 2030, August 26, 2030, September 24, 2030, October 24, 2030, November 25, 2030, December 24, 2030, January 24, 2031, February 24, 2031, March 24, 2031, April 24, 2031, May 27, 2031, June 24, 2031, July 24, 2031, August 25, 2031, September 24, 2031, October 24, 2031, November 24, 2031, December 24, 2031, January 26, 2032, February 24, 2032, March 24, 2032, April 26, 2032, May 24, 2032, June 24, 2032, July 26, 2032, August 24, 2032, September 24, 2032, October 25, 2032, November 24, 2032, December 27, 2032, January 24, 2033, February 24, 2033, March 24, 2033, April 25, 2033, May 24, 2033, June 24, 2033, July 25, 2033, August 24, 2033, September 26, 2033, October 24, 2033, November 25, 2033, December 27, 2033, January 24, 2034, February 24, 2034, March 24, 2034, April 24, 2034, May 24, 2034, June 26, 2034, July 24, 2034 and August 24, 2034 (the “final valuation date”), each subject to postponement if such date is not a scheduled trading day or certain market disruption events occur

Maturity date:	Unless earlier redeemed, August 29, 2034
Automatic early redemption:

If, on any valuation date prior to the final valuation date, the closing value of the underlying is greater than or equal to the initial underlying value, the securities will be automatically redeemed on the fifth business day immediately following that valuation date for an amount in cash per security equal to $1,000 plus the premium applicable to that valuation date. If the securities are automatically redeemed following any valuation date prior to the final valuation date, they will cease to be outstanding and you will not receive the premium applicable to any later valuation date.

Payment at maturity:

If the securities are not automatically redeemed prior to maturity, you will receive at maturity for each security you then hold:

■If the final underlying value is greater than or equal to the final barrier value:

$1,000 + the premium applicable to the final valuation date

■If the final underlying value is less than the final barrier value:

$1,000 + ($1,000 × the underlying return)

If the securities are not automatically redeemed prior to maturity and the final underlying value is less than the final barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity.

Initial underlying value:	683.1152, the closing value of the underlying on the pricing date
Final underlying value:	The closing value of the underlying on the final valuation date
Final barrier value:	341.558, 50.00% of the initial underlying value
Listing:	The securities will not be listed on any securities exchange
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer(3)
Per security:	$1,000.00	$43.00	$957.00
Total:	$2,506,000.00	$107,758.00	$2,398,242.00

(Key Terms continued on next page)

(1) On the date of this pricing supplement, the estimated value of the securities is $894.50 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI will receive an underwriting fee of up to $43.00 for each security sold in this offering. The total underwriting fee and proceeds to issuer in the table above give effect to the actual total underwriting fee. For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) The per security proceeds to issuer indicated above represent the minimum per security proceeds to issuer for any security, assuming the maximum per security underwriting fee. As noted above, the underwriting fee is variable.

In addition, CGMI will pay to one or more electronic platform providers a fee of up to $1.50 for each security sold in this offering where related selected dealers and/or custodians implement or utilize such providers.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-12 dated February 25, 2026            Underlying Supplement No. 13 dated February 25, 2026
Prospectus Supplement and Prospectus each dated February 25, 2026

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

KEY TERMS (continued)
Premium:

The premium applicable to each valuation date is the percentage of the stated principal amount indicated below. The premium may be significantly less than the appreciation of the underlying from the pricing date to the applicable valuation date.

•August 24, 2027:

20.35% of the stated principal amount

•September 24, 2027:

22.0458% of the stated principal amount

•October 25, 2027:

23.7417% of the stated principal amount

•November 24, 2027:

25.4375% of the stated principal amount

•December 27, 2027:

27.1333% of the stated principal amount

•January 24, 2028:

28.8292% of the stated principal amount

•February 24, 2028:

30.525% of the stated principal amount

•March 24, 2028:

32.2208% of the stated principal amount

•April 24, 2028:

33.9167% of the stated principal amount

•May 24, 2028:

35.6125% of the stated principal amount

•June 26, 2028:

37.3083% of the stated principal amount

•July 24, 2028:

39.0042% of the stated principal amount

•August 24, 2028:

40.70% of the stated principal amount

•September 25, 2028:

42.3958% of the stated principal amount

•October 24, 2028:

44.0917% of the stated principal amount

•November 24, 2028:

45.7875% of the stated principal amount

•December 26, 2028:

47.4833% of the stated principal amount

•January 24, 2029:

49.1792% of the stated principal amount

•February 26, 2029:

50.875% of the stated principal amount

•March 26, 2029:

52.5708% of the stated principal amount

•April 24, 2029:

54.2667% of the stated principal amount

•May 24, 2029:

55.9625% of the stated principal amount

•June 25, 2029:

57.6583% of the stated principal amount

•July 24, 2029:

59.3542% of the stated principal amount

•August 24, 2029:

61.05% of the stated principal amount

•September 24, 2029:

62.7458% of the stated principal amount

•October 24, 2029:

64.4417% of the stated principal amount

•November 26, 2029:

66.1375% of the stated principal amount

•December 24, 2029:

67.8333% of the stated principal amount

•January 24, 2030:

69.5292% of the stated principal amount

•February 25, 2030:

71.225% of the stated principal amount

•March 25, 2030:

72.9208% of the stated principal amount

•April 24, 2030:

74.6167% of the stated principal amount

•May 24, 2030:

76.3125% of the stated principal amount

•June 24, 2030:

78.0083% of the stated principal amount

•July 24, 2030:

79.7042% of the stated principal amount

•August 26, 2030:

81.40% of the stated principal amount

•September 24, 2030:

83.0958% of the stated principal amount

•October 24, 2030:

84.7917% of the stated principal amount

•November 25, 2030:

86.4875% of the stated principal amount

•December 24, 2030:

88.1833% of the stated principal amount

•January 24, 2031:

89.8792% of the stated principal amount

•February 24, 2031:

91.575% of the stated principal amount

•March 24, 2031:

93.2708% of the stated principal amount

•April 24, 2031:

94.9667% of the stated principal amount

•May 27, 2031:

96.6625% of the stated principal amount

•June 24, 2031:

98.3583% of the stated principal amount

•July 24, 2031:

100.0542% of the stated principal amount

•August 25, 2031:

101.75% of the stated principal amount

•September 24, 2031:

103.4458% of the stated principal amount

•October 24, 2031:

105.1417% of the stated principal amount

•November 24, 2031:

106.8375% of the stated principal amount

•December 24, 2031:

108.5333% of the stated principal amount

•January 26, 2032:

110.2292% of the stated principal amount

•February 24, 2032:

111.925% of the stated principal amount

•March 24, 2032:

113.6208% of the stated principal amount

•April 26, 2032:

115.3167% of the stated principal amount

•May 24, 2032:

117.0125% of the stated principal amount

•June 24, 2032:

118.7083% of the stated principal amount

•July 26, 2032:

120.4042% of the stated principal amount

•August 24, 2032:

122.10% of the stated principal amount

•September 24, 2032:

123.7958% of the stated principal amount

•October 25, 2032:

125.4917% of the stated principal amount

•November 24, 2032:

127.1875% of the stated principal amount

•December 27, 2032:

128.8833% of the stated principal amount

•January 24, 2033:

130.5792% of the stated principal amount

•February 24, 2033:

132.275% of the stated principal amount

•March 24, 2033:

133.9708% of the stated principal amount

•April 25, 2033:

135.6667% of the stated principal amount

•May 24, 2033:

137.3625% of the stated principal amount

PS-2

Citigroup Global Markets Holdings Inc.

•June 24, 2033:

139.0583% of the stated principal amount

•July 25, 2033:

140.7542% of the stated principal amount

•August 24, 2033:

142.45% of the stated principal amount

•September 26, 2033:

144.1458% of the stated principal amount

•October 24, 2033:

145.8417% of the stated principal amount

•November 25, 2033:

147.5375% of the stated principal amount

•December 27, 2033:

149.2333% of the stated principal amount

•January 24, 2034:

150.9292% of the stated principal amount

•February 24, 2034:

152.625% of the stated principal amount

•March 24, 2034:

154.3208% of the stated principal amount

•April 24, 2034:

156.0167% of the stated principal amount

•May 24, 2034:

157.7125% of the stated principal amount

•June 26, 2034:

159.4083% of the stated principal amount

•July 24, 2034:

161.1042% of the stated principal amount

•August 24, 2034:

162.80% of the stated principal amount

Underlying return:	(i) The final underlying value minus the initial underlying value, divided by (ii) the initial underlying value
Paying agent:	Citibank, N.A.
CUSIP / ISIN:	17334CN26 / US17334CN268

PS-3

Citigroup Global Markets Holdings Inc.

Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, the accompanying product supplement contains important information about how the closing value of the underlying will be determined and about adjustments that may be made to the terms of the securities upon the occurrence of market disruption events and other specified events with respect to the underlying. The accompanying underlying supplement contains important disclosures regarding the S&P 500® Index, on which the S&P 500 Futures 40% Edge Volatility 6% Decrement Index (USD) ER is ultimately based. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

PS-4

Citigroup Global Markets Holdings Inc.

Hypothetical Payment Upon Automatic Early Redemption

The following table illustrates how the amount payable per security upon automatic early redemption will be calculated if the closing value of the underlying on any valuation date prior to the final valuation date is greater than or equal to the initial underlying value.

If the first valuation date on which the closing value of the underlying is greater than or equal to the initial underlying value is...	...then you will receive the following payment per security upon automatic early redemption:
August 24, 2027	$1,000.00 + applicable premium = $1,000.00 + $203.50 = $1,203.50
September 24, 2027	$1,000.00 + applicable premium = $1,000.00 + $220.458 = $1,220.458
October 25, 2027	$1,000.00 + applicable premium = $1,000.00 + $237.417 = $1,237.417
November 24, 2027	$1,000.00 + applicable premium = $1,000.00 + $254.375 = $1,254.375
December 27, 2027	$1,000.00 + applicable premium = $1,000.00 + $271.333 = $1,271.333
January 24, 2028	$1,000.00 + applicable premium = $1,000.00 + $288.292 = $1,288.292
February 24, 2028	$1,000.00 + applicable premium = $1,000.00 + $305.25 = $1,305.25
March 24, 2028	$1,000.00 + applicable premium = $1,000.00 + $322.208 = $1,322.208
April 24, 2028	$1,000.00 + applicable premium = $1,000.00 + $339.167 = $1,339.167
May 24, 2028	$1,000.00 + applicable premium = $1,000.00 + $356.125 = $1,356.125
June 26, 2028	$1,000.00 + applicable premium = $1,000.00 + $373.083 = $1,373.083
July 24, 2028	$1,000.00 + applicable premium = $1,000.00 + $390.042 = $1,390.042
August 24, 2028	$1,000.00 + applicable premium = $1,000.00 + $407.00 = $1,407.00
September 25, 2028	$1,000.00 + applicable premium = $1,000.00 + $423.958 = $1,423.958
October 24, 2028	$1,000.00 + applicable premium = $1,000.00 + $440.917 = $1,440.917
November 24, 2028	$1,000.00 + applicable premium = $1,000.00 + $457.875 = $1,457.875
December 26, 2028	$1,000.00 + applicable premium = $1,000.00 + $474.833 = $1,474.833
January 24, 2029	$1,000.00 + applicable premium = $1,000.00 + $491.792 = $1,491.792
February 26, 2029	$1,000.00 + applicable premium = $1,000.00 + $508.75 = $1,508.75
March 26, 2029	$1,000.00 + applicable premium = $1,000.00 + $525.708 = $1,525.708
April 24, 2029	$1,000.00 + applicable premium = $1,000.00 + $542.667 = $1,542.667
May 24, 2029	$1,000.00 + applicable premium = $1,000.00 + $559.625 = $1,559.625
June 25, 2029	$1,000.00 + applicable premium = $1,000.00 + $576.583 = $1,576.583
July 24, 2029	$1,000.00 + applicable premium = $1,000.00 + $593.542 = $1,593.542
August 24, 2029	$1,000.00 + applicable premium = $1,000.00 + $610.50 = $1,610.50
September 24, 2029	$1,000.00 + applicable premium = $1,000.00 + $627.458 = $1,627.458
October 24, 2029	$1,000.00 + applicable premium = $1,000.00 + $644.417 = $1,644.417
November 26, 2029	$1,000.00 + applicable premium = $1,000.00 + $661.375 = $1,661.375
December 24, 2029	$1,000.00 + applicable premium = $1,000.00 + $678.333 = $1,678.333
January 24, 2030	$1,000.00 + applicable premium = $1,000.00 + $695.292 = $1,695.292
February 25, 2030	$1,000.00 + applicable premium = $1,000.00 + $712.25 = $1,712.25
March 25, 2030	$1,000.00 + applicable premium = $1,000.00 + $729.208 = $1,729.208
April 24, 2030	$1,000.00 + applicable premium = $1,000.00 + $746.167 = $1,746.167
May 24, 2030	$1,000.00 + applicable premium = $1,000.00 + $763.125 = $1,763.125
June 24, 2030	$1,000.00 + applicable premium = $1,000.00 + $780.083 = $1,780.083
July 24, 2030	$1,000.00 + applicable premium = $1,000.00 + $797.042 = $1,797.042
August 26, 2030	$1,000.00 + applicable premium = $1,000.00 + $814.00 = $1,814.00
September 24, 2030	$1,000.00 + applicable premium = $1,000.00 + $830.958 = $1,830.958
October 24, 2030	$1,000.00 + applicable premium = $1,000.00 + $847.917 = $1,847.917
November 25, 2030	$1,000.00 + applicable premium = $1,000.00 + $864.875 = $1,864.875
December 24, 2030	$1,000.00 + applicable premium = $1,000.00 + $881.833 = $1,881.833
January 24, 2031	$1,000.00 + applicable premium = $1,000.00 + $898.792 = $1,898.792
February 24, 2031	$1,000.00 + applicable premium = $1,000.00 + $915.75 = $1,915.75
March 24, 2031	$1,000.00 + applicable premium = $1,000.00 + $932.708 = $1,932.708
April 24, 2031	$1,000.00 + applicable premium = $1,000.00 + $949.667 = $1,949.667
May 27, 2031	$1,000.00 + applicable premium = $1,000.00 + $966.625 = $1,966.625
June 24, 2031	$1,000.00 + applicable premium = $1,000.00 + $983.583 = $1,983.583
July 24, 2031	$1,000.00 + applicable premium = $1,000.00 + $1,000.542 = $2,000.542
August 25, 2031	$1,000.00 + applicable premium = $1,000.00 + $1,017.50 = $2,017.50
September 24, 2031	$1,000.00 + applicable premium = $1,000.00 + $1,034.458 = $2,034.458
PS-5

Citigroup Global Markets Holdings Inc.

October 24, 2031	$1,000.00 + applicable premium = $1,000.00 + $1,051.417 = $2,051.417
November 24, 2031	$1,000.00 + applicable premium = $1,000.00 + $1,068.375 = $2,068.375
December 24, 2031	$1,000.00 + applicable premium = $1,000.00 + $1,085.333 = $2,085.333
January 26, 2032	$1,000.00 + applicable premium = $1,000.00 + $1,102.292 = $2,102.292
February 24, 2032	$1,000.00 + applicable premium = $1,000.00 + $1,119.25 = $2,119.25
March 24, 2032	$1,000.00 + applicable premium = $1,000.00 + $1,136.208 = $2,136.208
April 26, 2032	$1,000.00 + applicable premium = $1,000.00 + $1,153.167 = $2,153.167
May 24, 2032	$1,000.00 + applicable premium = $1,000.00 + $1,170.125 = $2,170.125
June 24, 2032	$1,000.00 + applicable premium = $1,000.00 + $1,187.083 = $2,187.083
July 26, 2032	$1,000.00 + applicable premium = $1,000.00 + $1,204.042 = $2,204.042
August 24, 2032	$1,000.00 + applicable premium = $1,000.00 + $1,221.00 = $2,221.00
September 24, 2032	$1,000.00 + applicable premium = $1,000.00 + $1,237.958 = $2,237.958
October 25, 2032	$1,000.00 + applicable premium = $1,000.00 + $1,254.917 = $2,254.917
November 24, 2032	$1,000.00 + applicable premium = $1,000.00 + $1,271.875 = $2,271.875
December 27, 2032	$1,000.00 + applicable premium = $1,000.00 + $1,288.833 = $2,288.833
January 24, 2033	$1,000.00 + applicable premium = $1,000.00 + $1,305.792 = $2,305.792
February 24, 2033	$1,000.00 + applicable premium = $1,000.00 + $1,322.75 = $2,322.75
March 24, 2033	$1,000.00 + applicable premium = $1,000.00 + $1,339.708 = $2,339.708
April 25, 2033	$1,000.00 + applicable premium = $1,000.00 + $1,356.667 = $2,356.667
May 24, 2033	$1,000.00 + applicable premium = $1,000.00 + $1,373.625 = $2,373.625
June 24, 2033	$1,000.00 + applicable premium = $1,000.00 + $1,390.583 = $2,390.583
July 25, 2033	$1,000.00 + applicable premium = $1,000.00 + $1,407.542 = $2,407.542
August 24, 2033	$1,000.00 + applicable premium = $1,000.00 + $1,424.50 = $2,424.50
September 26, 2033	$1,000.00 + applicable premium = $1,000.00 + $1,441.458 = $2,441.458
October 24, 2033	$1,000.00 + applicable premium = $1,000.00 + $1,458.417 = $2,458.417
November 25, 2033	$1,000.00 + applicable premium = $1,000.00 + $1,475.375 = $2,475.375
December 27, 2033	$1,000.00 + applicable premium = $1,000.00 + $1,492.333 = $2,492.333
January 24, 2034	$1,000.00 + applicable premium = $1,000.00 + $1,509.292 = $2,509.292
February 24, 2034	$1,000.00 + applicable premium = $1,000.00 + $1,526.25 = $2,526.25
March 24, 2034	$1,000.00 + applicable premium = $1,000.00 + $1,543.208 = $2,543.208
April 24, 2034	$1,000.00 + applicable premium = $1,000.00 + $1,560.167 = $2,560.167
May 24, 2034	$1,000.00 + applicable premium = $1,000.00 + $1,577.125 = $2,577.125
June 26, 2034	$1,000.00 + applicable premium = $1,000.00 + $1,594.083 = $2,594.083
July 24, 2034	$1,000.00 + applicable premium = $1,000.00 + $1,611.042 = $2,611.042

If, on any valuation date prior to the final valuation date, the closing value of the underlying is less than the initial underlying value, you will not receive the premium indicated above following that valuation date. In order to receive the premium indicated above, the closing value of the underlying on the applicable valuation date must be greater than or equal to the initial underlying value.

PS-6

Citigroup Global Markets Holdings Inc.

Payment at Maturity Diagram

The diagram below illustrates your payment at maturity of the securities, assuming the securities have not previously been automatically redeemed, for a range of hypothetical underlying returns.

Investors in the securities will not receive any dividends with respect to the underlying. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—You will not receive dividends or have any other rights with respect to the underlying” below.

Payment at Maturity Diagram

◼ The Securities	◼ The Underlying

PS-7

Citigroup Global Markets Holdings Inc.

Hypothetical Examples of the Payment at Maturity

The examples below are intended to illustrate how, if the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value. Your actual payment at maturity per security, if the securities are not automatically redeemed prior to maturity, will depend on the actual final underlying value. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of any payment that may be made on the securities.

The examples below are based on the following hypothetical values and do not reflect the actual initial underlying value or final barrier value. For the actual initial underlying value and final barrier value, see the cover page of this pricing supplement. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work. However, you should understand that the actual payment at maturity on the securities will be calculated based on the actual initial underlying value and final barrier value, and not the hypothetical values indicated below. For ease of analysis, figures below have been rounded.

Hypothetical initial underlying value:	100.00
Hypothetical final barrier value:	50.00 (50.00% of the hypothetical initial underlying value)

Example 1—Upside Scenario. The final underlying value is 80.00, resulting in a -20.00% underlying return. In this example, the final underlying value is less than the initial underlying value but greater than the final barrier value.

Payment at maturity per security = $1,000 + the premium applicable to the final valuation date

= $1,000 + $1,628

= $2,628

In this scenario, the underlying has depreciated from the initial underlying value to the final underlying value so that the final underlying value is less than the initial underlying value but not below the final barrier value. As a result, you would be repaid the stated principal amount of your securities at maturity plus the applicable premium on the final valuation date.

Example 2—Downside Scenario. The final underlying value is 30.00, resulting in a -70.00% underlying return. In this example, the final underlying value is less than the final barrier value.

Payment at maturity per security = $1,000 + ($1,000 × the underlying return)

= $1,000 + ($1,000 × -70.00%)

= $1,000 + -$700.00

= $300.00

In this scenario, the underlying has depreciated from the initial underlying value to the final underlying value and the final underlying value is less than the final barrier value. As a result, your total return at maturity in this scenario would be negative and would reflect 1-to-1 exposure to the negative performance of the underlying.

PS-8

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

Risks Relating to the Securities

■You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value. If the final underlying value is less than the final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the underlying has declined from the initial underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

■Your potential return on the securities is limited. Your potential return on the securities is limited to the applicable premium payable upon automatic early redemption or at maturity, as described on the cover page of this pricing supplement. If the closing value of the underlying on one of the valuation dates prior to the final valuation date is greater than or equal to the initial underlying value, or if the final underlying value is greater than or equal to the final barrier value, you will be repaid the stated principal amount of your securities and will receive the fixed premium applicable to that valuation date, regardless of how significantly the closing value of the underlying on that valuation date may exceed the initial underlying value. Accordingly, any premium may result in a return on the securities that is significantly less than the return you could have achieved on a direct investment in the underlying.

■The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

■The securities may be automatically redeemed prior to maturity, limiting the term of the securities. If the closing value of the underlying on any valuation date (other than the final valuation date) is greater than or equal to the initial underlying value, the securities will be automatically redeemed. If the securities are automatically redeemed following any valuation date prior to the final valuation date, they will cease to be outstanding and you will not receive the premium applicable to any later valuation date. Moreover, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

■The securities offer downside exposure to the underlying, but no upside exposure to the underlying. You will not participate in any appreciation in the value of the underlying over the term of the securities. Consequently, your return on the securities will be limited to the applicable premium payable upon an automatic early redemption or at maturity and may be significantly less than the return on the underlying over the term of the securities.

■You will not receive dividends or have any other rights with respect to the underlying. You will not receive any dividends with respect to the underlying. This lost dividend yield may be significant over the term of the securities. The payment scenarios described in this pricing supplement do not show any effect of such lost dividend yield over the term of the securities. In addition, you will not have voting rights or any other rights with respect to the underlying or the stocks included in the underlying.

■The performance of the securities will depend on the closing values of the underlying solely on the valuation dates, which makes the securities particularly sensitive to volatility in the closing values of the underlying on or near the valuation dates. Whether the securities will be automatically redeemed prior to maturity will depend on the closing values of the underlying solely on the valuation dates (other than the final valuation date), regardless of the closing values of the underlying on other days during the term of the securities. If the securities are not automatically redeemed prior to maturity, what you receive at maturity will depend solely on the closing value of the underlying on the final valuation date, and not on any other day during the term of the securities. Because the performance of the securities depends on the closing values of the underlying on a limited number of dates, the securities will be particularly sensitive to volatility in the closing values of the underlying on or near the valuation dates. You should understand that the closing value of the underlying has historically been highly volatile.

■The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

■The securities are riskier than securities with a shorter term. The securities are relatively long-dated.  Because the securities are relatively long-dated, many of the risks of the securities are heightened as compared to securities with a shorter term, because you will be subject to those risks for a longer period of time.  In addition, the value of a longer-dated security is typically less than the value of an otherwise comparable security with a shorter term.

■The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis.

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Citigroup Global Markets Holdings Inc.

Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

■The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

■The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the closing value of the underlying, the dividend yield on the underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

■The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

■The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

■The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the closing value of the underlying, the volatility of the closing value of the underlying, the dividend yield on the underlying, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The value of your securities prior to maturity will fluctuate based on many unpredictable factors” in the accompanying product supplement. Changes in the closing value of the underlying may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

■Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

■Our offering of the securities is not a recommendation of the underlying. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying or in instruments related to the underlying, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying.

PS-10

Citigroup Global Markets Holdings Inc.

These and other activities of our affiliates may affect the closing value of the underlying in a way that negatively affects the value of and your return on the securities.

■The closing value of the underlying may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions in the underlying or in financial instruments related to the underlying and may adjust such positions during the term of the securities. Our affiliates also take positions in the underlying or in financial instruments related to the underlying on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing value of the underlying in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

■We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlying in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines. In addition, in the course of this business, we or our affiliates may acquire non-public information, which will not be disclosed to you.

■The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur during the term of the securities, such as market disruption events and other events with respect to the underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities. See “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities” in the accompanying product supplement.

■The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the S&P 500 Futures 40% Edge Volatility 6% Decrement Index (USD) ER

The following discussion of risks relating to the S&P 500 Futures 40% Edge Volatility 6% Decrement Index (USD) ER, which we refer to in this section as the “Index”, should be read together with the description of the Index in Annex A to this pricing supplement, which defines and further describes a number of the terms and concepts referred to in this section.

■The Index is highly risky because it may reflect highly leveraged exposure to the Underlying Futures Index and may therefore experience a decline that is many multiples of any decline in the Underlying Futures Index. The Index tracks exposure to the S&P 500 Futures Excess Return Index (which we refer to as the “Underlying Futures Index”) on a volatility targeted basis, less a decrement of 6% per annum. The Index has a volatility target of 40%, which it attempts to achieve by applying leverage to its exposure to the Underlying Futures Index (up to a maximum of 500%) when the implied volatility of the S&P 500® Index is less than the volatility target, and by reducing its exposure to the Underlying Futures Index below 100% when the implied volatility of the S&P 500® Index is greater than the volatility target. It is expected that the implied volatility of the S&P 500® Index will frequently be less than the volatility target, and therefore it is expected that the Index will frequently have leveraged (more than 100%) exposure to the Underlying Futures Index. If the Underlying Futures Index declines at a time when the Index has leveraged exposure to it, the decline in the Index will be equal to the decline in the Underlying Futures Index multiplied by the leverage (subject to further reduction as a result of the decrement). For example, if the Underlying Futures Index declines by 5% at a time when the Index has 500% leveraged exposure to the Underlying Futures Index, the Index will decline by 25% over that time (subject to further reduction as a result of the decrement). This potential for losses on a highly leveraged basis makes the Index highly risky.

■The Index may realize significant losses if it is not consistently successful in increasing exposure to the Underlying Futures Index in advance of increases in the Underlying Futures Index and reducing exposure to the Underlying Futures Index in advance of declines in the Underlying Futures Index. The Index methodology is premised on the following key assumptions: (1) that there will be an inverse relationship between performance and volatility, so that the Underlying Futures Index will tend to increase in times of lower volatility and decline in times of higher volatility; (2) that the implied volatility of the S&P 500® Index, as derived from the market prices of exchange-traded options on the S&P 500® Index on each weekly rebalancing date, will be an effective predictor of future volatility of the Underlying Futures Index over the next week; and (3) that 40% will be an effective level of volatility at which to draw the line between leveraged exposure and deleveraged exposure to the Underlying Futures Index. There is no guarantee that these assumptions will be proven correct over any given time period. If any of these assumptions does not prove to be consistently correct, then

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Citigroup Global Markets Holdings Inc.

the Index may perform poorly as a result of having highly leveraged exposure to the Underlying Futures Index at a time of declines and/or having reduced exposure to the Underlying Futures Index at a time of increases.

■The Index may be adversely affected by a time lag in its volatility targeting mechanism. The Index resets the leveraged exposure of each sub-index to the Underlying Futures Index on a weekly basis. If the implied volatility of the S&P 500® Index at the rebalancing time on the rebalancing date for a given sub-index is relatively low, that sub-index will retain relatively high leveraged exposure to the Underlying Futures Index for the next week even if the volatility of the S&P 500® Index spikes and the Underlying Futures Index declines significantly in value immediately after the rebalancing time on that rebalancing date. That sub-index may consequently have highly leveraged exposure to a week’s worth of declines in the value of the Underlying Futures Index before it has a chance to reset its leverage. In the case of a sudden increase in volatility and a sudden decline in value, multiple sub-indexes may have highly leveraged exposure to declines over multiple days, and the Index may experience poor performance as a result. Conversely, if significant appreciation in the Underlying Futures Index follows closely on a period of high S&P 500® Index volatility, the time lag may cause the Index to have low exposure to the Underlying Futures Index when that appreciation occurs. Taken together, these factors may cause the Index to perform particularly poorly in a temporary market crash – a sudden significant decline that is quickly reversed. In that scenario, the Index would participate on a highly leveraged basis in the decline and then fail to participate fully in the recovery.

■The Index may be adversely affected by a “decay” effect. If the Index is not consistently successful in increasing exposure to the Underlying Futures Index in advance of increases in the Underlying Futures Index and reducing exposure to the Underlying Futures Index in advance of declines in the Underlying Futures Index, then the Index is also expected to be subject to a “decay” effect, which will exacerbate the decline that results from having highly leveraged exposure to declines in the Underlying Futures Index. The decay effect would result from the fact that each sub-index of the Index resets its leveraged exposure to the Underlying Futures Index on a weekly basis, and would manifest any time the Underlying Futures Index moves in one direction one week and another direction the next. The decay effect would result because resetting leverage after an increase but in advance of a decline would cause the Index to have increased exposure to that decline, and resetting leverage following a decline but in advance of an increase would cause the Index to have decreased exposure to that increase. The more this fact pattern repeats, the lower the performance of the Index would be relative to the performance of the Underlying Futures Index.

■The Underlying Futures Index is expected to underperform the S&P 500® Index because of an implicit financing cost. The Underlying Futures Index is a futures-based index. As a futures-based index, it is expected to reflect not only the performance of its reference index (the S&P 500® Index), but also the implicit cost of a financed position in that reference index. The cost of this financed position will adversely affect the value of the Underlying Futures Index. Any increase in market interest rates will be expected to further increase this implicit financing cost and will increase the negative effect on the performance of the Underlying Futures Index. Because of this implicit financing cost, the Underlying Futures Index is expected to underperform the total return performance of the S&P 500® Index.

■The performance of the Index will be reduced by a decrement of 6% per annum. The Index is a decrement index, which means that the value of each sub-index of the Index will be reduced at a rate of 6% per annum. The decrement will be a significant drag on the performance of the Index, potentially offsetting positive returns that would otherwise result from the Index methodology, exacerbating negative returns of the Index methodology and causing the level of the Index to decline steadily if the return of the Index methodology would otherwise be relatively flat. The Index will not appreciate unless the return of the Index methodology is sufficient to offset the negative effects of the decrement, and then only to the extent that the return of the Index methodology is greater than the decrement. As a result of the decrement, the level of the Index may decline even if the return of the Index methodology would otherwise have been positive.

■The decrement of 6% per annum may reduce the annual return of the Index by more (and possibly significantly more) than 6%. The decrement is deducted from the value of each sub-index of the Index at a rate of 6% per annum. Higher levels of the Index over any given period will therefore result in larger deductions. Moreover, while the decrement will reduce the level of the Index at a rate equal to 6% per annum, the effect of the decrement on the return of the Index over an annual period is likely to be greater, and may be significantly greater, than 6% if the level of the Index has appreciated over that annual period. For example, if the level of the Index before giving effect to the decrement were to increase from 100 to 150 over an annual period, the level of the Index after giving effect to the decrement might be 141, which is 6% less than 150. In this scenario, the return of the Index before giving effect to the decrement would have been 50%, while the return of the Index after giving effect to the decrement would have been 41% -- resulting in a return of the Index over this annual period that is 9% lower than it would have been before giving effect to the decrement. This example is not intended to be a prediction of the performance of the Index over any given period – it is solely intended to illustrate how the impact of the decrement on the return of the Index may be significantly greater than 6% per annum. These effects will be even greater over periods longer than one year.

■The Index may not fully participate in any appreciation of the Underlying Futures Index. At any time when the implied volatility of the S&P 500® Index is greater than the volatility target, the Index will have less than 100% exposure to the Underlying Futures Index and therefore will not fully participate in any appreciation of the Underlying Futures Index. For example, if the Index has 50% exposure to the Underlying Futures Index at a time when the Underlying Futures Index appreciates by 5%, the Index would appreciate by only 2.5% (before giving effect to the decrement). The decrement is deducted daily at a rate of 6% per annum even when the Index has less than 100% exposure to the Underlying Futures Index.

■The Index may perform less favorably than it would if its volatility targeting mechanism were based on an alternative volatility measure, such as actual realized volatility, rather than implied volatility. The Index attempts to achieve its volatility target by adjusting its exposure to the Underlying Futures Index based on the implied volatility of the S&P 500® Index. Implied volatility represents market expectations of future volatility as derived from the price of exchange-traded options on the S&P 500® Index. Market expectations of future volatility may not accurately forecast future volatility. Accordingly, relying on implied volatility may cause the Index to be less successful in maintaining its volatility target than it would have been if it had relied instead on an alternative measure of volatility, such as actual realized volatility. As a result, the Index may have lower participation in Underlying Futures Index increases, and greater

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Citigroup Global Markets Holdings Inc.

participation in Underlying Futures Index declines, resulting in less favorable overall Index performance, than it would have had if another measure of volatility had been used.

■The Index may significantly underperform the S&P 500® Index. It is important to understand that the Index provides exposure to the S&P 500® Index that: (1) may be leveraged up to 500%, or alternatively may reflect less than 100% participation; (2) is reduced by an implicit financing cost; (3) may be subject to a decay effect; and (4) is reduced by a decrement of 6% per annum. As a result of these features, the Index may significantly underperform the S&P 500® Index. The Index is likely to significantly underperform the S&P 500® Index if it is not consistently successful in increasing exposure to the Underlying Futures Index in advance of increases in the Underlying Futures Index and reducing exposure to the Underlying Futures Index in advance of declines in the Underlying Futures Index. The Index may significantly underperform the S&P 500® Index even if it is consistently successful in these respects because of the implicit financing cost and the decrement, or because the reduced exposure the Index has to the Underlying Futures Index at a time of a decline may nevertheless reflect significantly greater than 100% participation in the decline of the Underlying Futures Index.

■The Index has limited actual performance information. The Index launched on May 10, 2024. Accordingly, the Index has limited actual performance data. Because the Index is of recent origin with limited performance history, an investment linked to the Index may involve a greater risk than an investment linked to one or more indices with an established record of performance. A longer history of actual performance may have provided more reliable information on which to assess the validity of the Index’s methodology. However, any historical performance of the Index is not an indication of how the Index will perform in the future.

■Hypothetical back-tested Index performance information is subject to significant limitations. All information regarding the performance of the Index prior to May 10, 2024 is hypothetical and back-tested, as the Index did not exist prior to that time. It is important to understand that hypothetical back-tested Index performance information is subject to significant limitations, in addition to the fact that past performance is never a guarantee of future performance. In particular:

■The sponsor of the Index developed the rules of the Index with the benefit of hindsight—that is, with the benefit of being able to evaluate how the Index rules would have caused the Index to perform had it existed during the hypothetical back-tested period. The fact that the Index generally appreciated over any portion of the hypothetical back-tested period may not therefore be an accurate or reliable indication of any fundamental aspect of the Index methodology.

■The hypothetical back-tested performance of the Index might look different if it covered a different historical period. The market conditions that existed during the historical period covered by the hypothetical back-tested Index performance information are not necessarily representative of the market conditions that will exist in the future.

■SPXW options were not published as frequently prior to May 11, 2022 as they are now, and as a result the calculation of the hypothetical back-tested values of the Index prior to that date differs from the calculation of the Index today. The hypothetical back-tested performance of the Index prior to May 11, 2022 may therefore differ from how the Index would have performed if SPXW options had been available with expirations on every weekday, as they are now.

It is impossible to predict whether the Index will rise or fall. The actual future performance of the Index may bear no relation to the historical or hypothetical back-tested levels of the Index.

■An affiliate of ours participated in the development of the Index. CGMI worked with the sponsor of the Index in developing the guidelines and policies governing the composition and calculation of the Index, and in that role made judgments and determinations about the Index methodology. Although CGMI no longer has a role in making any judgments and determinations relating to the Index, the judgments and determinations previously made by CGMI could continue to have an impact, positive or negative, on the level of the Index and the value of your securities. CGMI was under no obligation to consider your interests as an investor in the securities in its role in developing the guidelines and policies governing the Index.

■Changes that affect the Index may affect the value of your securities. The sponsor of the Index may at any time make methodological changes or other changes in the manner in which it operates that could affect the value of the Index. We are not affiliated with the Index sponsor and, accordingly, we have no control over any changes such sponsor may make. Such changes could adversely affect the performance of the Index and the value of and your return on the securities.

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Citigroup Global Markets Holdings Inc.

Additional Terms of the Securities

Market disruption events. For purposes of determining whether a market disruption event occurs with respect to the S&P 500 Futures 40% Edge Volatility 6% Decrement Index (USD) ER, each reference to the “Underlying Index” in the section “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Definitions of Market Disruption Event and Scheduled Trading Day and Related Definitions” in the accompanying product supplement shall be deemed replaced with a reference to the “Underlying Index, the S&P 500 Futures Excess Return Index or the S&P 500® Index”. References in the section “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Definitions of Market Disruption Event and Scheduled Trading Day and Related Definitions” in the accompanying product supplement to the securities comprising an Underlying Index shall be deemed to include futures contracts comprising an Underlying Index.

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Citigroup Global Markets Holdings Inc.

Information About the S&P 500 Futures 40% Edge Volatility 6% Decrement Index (USD) ER

For information about the S&P 500 Futures 40% Edge Volatility 6% Decrement Index (USD) ER, see Annex A to this pricing supplement.

Hypothetical Back-tested and Historical Performance Information

This section contains hypothetical back-tested performance information for the S&P 500 Futures 40% Edge Volatility 6% Decrement Index (USD) ER calculated by S&P Dow Jones Indices LLC. All S&P 500 Futures 40% Edge Volatility 6% Decrement Index (USD) ER performance information prior to May 10, 2024 is hypothetical and back-tested, as the S&P 500 Futures 40% Edge Volatility 6% Decrement Index (USD) ER did not exist prior to that date. Hypothetical back-tested performance information is subject to significant limitations. The sponsor of the S&P 500 Futures 40% Edge Volatility 6% Decrement Index (USD) ER developed the rules of the index with the benefit of hindsight—that is, with the benefit of being able to evaluate how the rules would have caused the S&P 500 Futures 40% Edge Volatility 6% Decrement Index (USD) ER to perform had it existed during the hypothetical back-tested period. The fact that the S&P 500 Futures 40% Edge Volatility 6% Decrement Index (USD) ER appreciated at any time during the hypothetical back-tested period may not therefore be an accurate or reliable indication of any fundamental aspect of the index methodology. Furthermore, the hypothetical back-tested performance of the S&P 500 Futures 40% Edge Volatility 6% Decrement Index (USD) ER might look different if it covered a different historical period. The market conditions that existed during the hypothetical back-tested period may not be representative of market conditions that will exist in the future.

In addition, the SPXW options used by the S&P 500 Futures 40% Edge Volatility 6% Decrement Index (USD) ER to determine the implied volatility of the S&P 500® Index have traded with expirations on every weekday only since May 11, 2022. When SPXW options were first launched in 2005, only Friday expirations were available. Wednesday expirations were added on February 23, 2016; Monday expirations were added on August 15, 2016; Tuesday expirations were added on April 18, 2022; and Thursday expirations were added on May 11, 2022. For purposes of calculating the hypothetical back-tested performance of the Index, the implied volatility for the one-week period ending on a weekday for which no SPXW option was then traded was calculated by interpolating between the SPXW options expiring immediately before and immediately after that weekday. In addition, on September 30, 2016, due to data availability, the closing level of the S&P 500 Futures Excess Return Index on that day was used in lieu of its time-weighted average value. For these reasons, the hypothetical back-tested performance of the S&P 500 Futures 40% Edge Volatility 6% Decrement Index (USD) ER prior to May 11, 2022 may differ from how the S&P 500 Futures 40% Edge Volatility 6% Decrement Index (USD) ER would have performed if SPXW options had been available with expirations on every weekday, as they are now, and if the time-weighted average value of the S&P 500 Futures Excess Return Index had been available on September 30, 2016.

It is impossible to predict whether the S&P 500 Futures 40% Edge Volatility 6% Decrement Index (USD) ER will rise or fall. By providing the hypothetical back-tested and historical performance information below, we are not representing that the S&P 500 Futures 40% Edge Volatility 6% Decrement Index (USD) ER is likely to achieve gains or losses similar to those shown. In fact, there are frequently sharp differences between hypothetical performance results and the actual results subsequently achieved by any particular investment. One of the limitations of hypothetical performance information is that it did not involve financial risk and cannot account for all factors that would affect actual performance. The actual future performance of the S&P 500 Futures 40% Edge Volatility 6% Decrement Index (USD) ER may bear no relation to its hypothetical back-tested or historical performance.

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Citigroup Global Markets Holdings Inc.

Historical Information

The closing value of the S&P 500 Futures 40% Edge Volatility 6% Decrement Index (USD) ER on August 24, 2026 was 683.1152.

The graph below shows the hypothetical back-tested closing values of the S&P 500 Futures 40% Edge Volatility 6% Decrement Index (USD) ER for the period from January 4, 2016 to May 9, 2024, and historical closing values of the S&P 500 Futures 40% Edge Volatility 6% Decrement Index (USD) ER for the period from May 10, 2024 to August 24, 2026. All data to the left of the vertical red line in the graph below are hypothetical and back-tested. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take the hypothetical back-tested and historical values of the S&P 500 Futures 40% Edge Volatility 6% Decrement Index (USD) ER as an indication of future performance.

S&P 500 Futures 40% Edge Volatility 6% Decrement Index (USD) ER – Hypothetical Back-Tested and Historical Closing Values January 4, 2016 to August 24, 2026

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Citigroup Global Markets Holdings Inc.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

●You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

●Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of up to $43.00 for each security sold in this offering. The actual underwriting fee will be equal to the selling concession provided to selected dealers, as described in this paragraph. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a variable selling concession of up to $43.00 for each security they sell. For the avoidance of doubt, any fees or selling concessions described in this pricing supplement will not be rebated if the securities are automatically redeemed prior to maturity.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more

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derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately four months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the four-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time.  See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (x) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (y) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the securities to the extent determined to constitute unearned interest. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, except that such counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to Citigroup Global Markets Holdings Inc. or Citigroup Inc., the indenture, the securities, the related guarantee (together with the indenture and the securities, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security.

In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated February 25, 2026, which has been filed as an exhibit to the Registration Statement on Form S-3 by Citigroup Global Markets Holdings Inc. and Citigroup Inc. on February 25, 2026, that the Documents have been duly authorized, executed, authenticated (if applicable) and delivered by, and are each a valid, binding and enforceable agreement of, each party thereto (other than as expressly covered above in respect of Citigroup Global Markets Holdings Inc. and Citigroup Inc.) and that the terms of the securities and the issuance, execution, delivery and performance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. of the securities and the related guarantee do not contravene, or constitute a default under, any judgment, injunction, order or decree or any agreement or other instrument binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2026 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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Citigroup Global Markets Holdings Inc.

Annex A
Description of the S&P 500 Futures 40% Edge Volatility 6% Decrement Index (USD) ER

Overview

The S&P 500 Futures 40% Edge Volatility 6% Decrement Index (USD) ER, which we refer to in this Annex as the “Index”, is calculated, maintained and published by S&P Dow Jones Indices LLC. All information contained in this pricing supplement regarding the Index has been derived from information provided by S&P Dow Jones Indices LLC. This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC. S&P Dow Jones Indices LLC has no obligation to continue to publish, and may discontinue publication of, the Index. The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. S&P Dow Jones Indices LLC is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities. The Index was first published on May 10, 2024, and therefore has a limited performance history.

The Index tracks exposure to the S&P 500 Futures Excess Return Index (which we refer to as the “Underlying Futures Index”) on a volatility targeted basis, less a decrement of 6% per annum. The Index has a volatility target of 40%, which it attempts to achieve by applying leverage to its exposure to the Underlying Futures Index (up to a maximum of 500%) when the implied volatility of the S&P 500® Index is less than the volatility target, and by reducing its exposure to the Underlying Futures Index below 100% when the implied volatility of the S&P 500® Index is greater than the volatility target.

The Underlying Futures Index tracks the performance of a hypothetical investment, rolled quarterly, in futures contracts on the S&P 500® Index, and accordingly is expected to reflect the performance of the S&P 500® Index less an implicit financing cost, as described in more detail in Annex B to this pricing supplement. The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity market. For more information about the S&P 500® Index, see “Equity Index Descriptions—The S&P U.S. Indices” in the accompanying underlying supplement.

The Index methodology is premised on the following key assumptions: (1) that there will be an inverse relationship between performance and volatility, so that the Underlying Futures Index will tend to increase in times of lower volatility and decline in times of higher volatility; (2) that the implied volatility of the S&P 500® Index, as derived from the market prices of exchange-traded options on the S&P 500® Index on each weekly rebalancing date, will be an effective predictor of future volatility of the Underlying Futures Index over the next week; and (3) that 40% will be an effective level of volatility at which to draw the line between leveraged exposure and deleveraged exposure to the Underlying Futures Index. If these assumptions prove to be consistently correct, then the Index has the potential to outperform the Underlying Futures Index by participating in increases on a leveraged basis and declines on a deleveraged basis. There is no guarantee, however, that these assumptions will be proven correct over any given time period. If any of these assumptions does not prove to be consistently correct, then the Index may perform poorly as a result of having highly leveraged exposure to the Underlying Futures Index at a time of declines and/or having reduced exposure to the Underlying Futures Index at a time of increases.

If the Index is not consistently successful in increasing exposure to the Underlying Futures Index in advance of increases in the Underlying Futures Index and reducing exposure to the Underlying Futures Index in advance of declines in the Underlying Futures Index, then the Index is also expected to be subject to a “decay” effect, which will exacerbate the decline in the Index that results from having highly leveraged exposure to declines in the Underlying Futures Index. The decay effect would result from the fact that each sub-index of the Index resets its leveraged exposure to the Underlying Futures Index on a weekly basis (as described in more detail below), and would manifest any time the Underlying Futures Index moves in one direction one week and another direction the next. The decay effect would result because resetting leverage after an increase but in advance of a decline would cause the Index to have increased exposure to that decline, and resetting leverage following a decline but in advance of an increase would cause the Index to have decreased exposure to that increase. The more this fact pattern repeats, the lower the performance of the Index would be relative to the performance of the Underlying Futures Index.It is important to understand that the Index provides exposure to the S&P 500® Index that:

1.may be leveraged up to 500%, or alternatively may reflect less than 100% participation;

2.is reduced by an implicit financing cost;

3.may be subject to a decay effect; and

4.is reduced by a decrement of 6% per annum.

As a result of these features, the Index may significantly underperform the S&P 500® Index. The Index is likely to significantly underperform the S&P 500® Index if it is not consistently successful in increasing exposure to the Underlying Futures Index in advance of increases in the Underlying Futures Index and reducing exposure to the Underlying Futures Index in advance of declines in the Underlying Futures Index. The Index may significantly underperform the S&P 500® Index even if it is consistently successful in these respects because of the implicit financing cost and the decrement, or because the reduced exposure the Index has to the Underlying Futures Index at a time of a decline may nevertheless reflect significantly greater than 100% participation in the decline of the Underlying Futures Index.

Certain features of the Index – including the fact that it references the Underlying Futures Index, and not the S&P 500® Index directly, and the decrement of  6% per annum – are designed to reduce the cost to us and our affiliates of hedging transactions that we intend to enter into in connection with the securities as compared to an otherwise comparable index without these features. These features will reduce the performance of the Index as compared to an otherwise comparable index without these features. The reduced cost of hedging may make it possible for certain terms of the securities to be more favorable to you than would otherwise be the case. However, there can be no assurance that these more favorable terms will offset the negative effects of these features on the performance of the Index, and your return on the securities may ultimately be less favorable than it would have been without these more favorable terms but with an index that does not contain these features.

The Index is reported by Bloomberg L.P. under the ticker symbol “SPXF4EV6.”

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There are no actual assets to which any investor is entitled by virtue of an investment linked to the Index. The Index is merely a mathematical calculation that is performed in accordance with the methodology described in this section.

This description of the Index is only a summary of the rules by which the Index is calculated. You should understand that this summary is more general than the precise mathematical formulations used to calculate the Index. The mathematical calculation of the Index is described in the Index rules, which are maintained and subject to change by S&P Dow Jones Indices LLC. The Index will be governed by and calculated in accordance with the mathematical and other terms set forth in the Index rules, and not this description of the Index. If this description of the Index conflicts with the Index rules, the Index rules control.

Citigroup Global Markets Inc. (“CGMI”) worked with the sponsor of the Index in developing the guidelines and policies governing the composition and calculation of the Index, and in that role made judgments and determinations about the Index methodology. Although CGMI no longer has a role in making any judgments and determinations relating to the Index, the judgments and determinations previously made by CGMI could continue to have an impact, positive or negative, on the level of the Index and the value of your securities. CGMI was under no obligation to consider your interests as an investor in the securities in its role in developing the guidelines and policies governing the Index.

Volatility Targeting

The Index seeks to reflect exposure to the Underlying Futures Index while maintaining an Index volatility at its volatility target of 40%. The Index divides its exposure to the Underlying Futures Index into five sub-indexes, each corresponding to a weekday. There is one sub-index for Monday, one for Tuesday, and so on. Each sub-index is set to represent 20% of the Index value on the weekday corresponding to that sub-index, which we refer to as the “rebalancing date” for that sub-index. The Index value on any given day is the weighted sum of the five sub-index values on that day.

On each weekday, the Index resets the leverage of the sub-index for that weekday with respect to the performance of the Underlying Futures Index over the next week. We refer to the degree of exposure that a given sub-index has to the Underlying Futures Index from one rebalancing date for that sub-index to the next as the “leverage” of that sub-index. The leverage of each sub-index that is set on each rebalancing date for that sub-index will be equal to (a) the Index’s volatility target of 40% divided by (b) the implied volatility of the S&P 500® Index as observed on that rebalancing date, subject to a maximum of 500%.

For example, if the implied volatility of the S&P 500® Index on the rebalancing date for a sub-index were 20%, that sub-index would reflect 200% leverage with respect to the performance of the Underlying Futures Index from that rebalancing date to the next rebalancing date for that sub-index (calculated as the volatility target of 40% divided by the implied volatility of 20%). If a sub-index were to have 200% leverage with respect to the performance of the Underlying Futures Index from one rebalancing date to the next, that would mean that the change in value of that sub-index would be 200% of the return of the Underlying Futures Index over that period, whether positive or negative, before giving effect to the decrement. Accordingly, if the return of the Underlying Futures Index were -5% over that period, the change in value of that sub-index would be -10% over that same period, before giving effect to the decrement.As an alternative example, if the implied volatility of the S&P 500® Index on the rebalancing date for a sub-index were 50%, that sub-index would reflect 80% leverage with respect to the performance of the Underlying Futures Index from that rebalancing date to the next rebalancing date for that sub-index (calculated as the volatility target of 40% divided by the implied volatility of 50%). In this circumstance, the change in value of that sub-index from the applicable rebalancing date to the next would be 80% of the return of the Underlying Futures Index over that period, whether positive or negative, before giving effect to the decrement. Accordingly, if the return of the Underlying Futures Index were 5% over that period, the change in value of that sub-index would be 4% over that same period, before giving effect to the decrement. At any time when any sub-index has less than 100% leverage with respect to the Underlying Futures Index, a portion of the sub-index corresponding to the difference may be thought of as effectively uninvested, and no interest or other return will accrue on that portion.

The leveraged exposure of a sub-index to the Underlying Futures Index is reset intraday on each rebalancing date for that sub-index based on:

■the average of the implied volatility of the S&P 500® Index calculated every minute during a calculation window from 11:30 a.m. to 11:35 a.m., Eastern time, on that rebalancing date;

■the value of the Index and the applicable sub-index at 11:35 a.m., Eastern time, on that rebalancing date; and

■the time-weighted average value (an average of snapshots of the value throughout the applicable window) of the Underlying Futures Index during the window (the “rebalancing window”) from 12:50 p.m. to 1:00 p.m., Eastern time, on that rebalancing date.

We refer to 1:00 p.m., Eastern time, on the rebalancing date for a sub-index as the “rebalancing time” on that rebalancing date.

The closing value of a sub-index on any day after the most recent rebalancing time for that sub-index, including on the rebalancing date on which the rebalancing time occurs, will reflect the performance of the Underlying Futures Index from its time-weighted average value at that rebalancing time to its closing value on such day multiplied by the leverage for that sub-index that was reset at that rebalancing time, less the decrement.

The value of each sub-index between rebalancing times is floored at 25% of the time-weighted average value of the sub-index at the immediately preceding rebalancing time (determined during the rebalancing window). As a result, the maximum amount by which the value of any sub-index may decline from one rebalancing time to the next is 75%.

If a rebalancing date for any sub-index is a holiday, that rebalancing date will be postponed to the next weekday that is not a holiday. In addition, for scheduled or unscheduled full-day market closures or intraday closures (where the term “closure” is deemed to include a lack of data availability), the applicable sub-index will rebalance on the next business day when all necessary data is available.

Implied Volatility

The Index resets the leverage of each sub-index with respect to the Underlying Futures Index on each rebalancing date for that sub-index based on a measure of the implied volatility of the S&P 500® Index over the next week as observed on that rebalancing date. Volatility is a measure of the magnitude and frequency of changes in the value of an asset measured at specified intervals over a given time period. The greater the magnitude and frequency of changes in value, the greater the volatility. Implied volatility is a measure of the expected future volatility of an asset

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that is derived from the price of options on that asset. The theoretical value of an option is determined to a significant degree by the volatility of the underlying asset. Accordingly, if one makes assumptions about the other inputs to the theoretical value of an option, one can derive the volatility of the underlying asset that is implied by the market price of that option.

The Index derives the implied volatility of the S&P 500® Index from the prices of S&P 500 Weeklys (SPXW) options traded on the Cboe options exchange. SPXW options are options on the S&P 500® Index with expiration dates (and a PM expiration time of 4:00 p.m.) on each weekday, except for market holidays. The Index determines the implied volatility of the S&P 500® Index on a rebalancing date for a sub-index based on the market prices of SPXW options expiring on the next rebalancing date for that sub-index.

The Index uses the following inputs to the Black theoretical option pricing model to derive implied volatility:

■a risk-free interest rate based on US Treasury yield curve rates (captured from the US Department of the Treasury website around 6:00 p.m., New York time, every day and used for the following business day) to which linear interpolation is applied to derive the yield to the next rebalancing date;

■a forward price for the S&P 500® Index calculated at each minute from 11:30 a.m. to 11:35 a.m., Eastern time, based on the difference between the mid-price (the average of bid and ask prices) of at-the-money call and put options on the S&P 500® Index, where the at-the-money call and put options are the options with a strike price where the difference between the call and put mid-prices is the smallest; and

■a time to expiration equal to the amount of time from the rebalancing time on the current rebalancing date to the PM expiration time of SPXW options on the next rebalancing date.

The Index uses these inputs and the Black theoretical option pricing model to derive implied volatility from the prices of SPXW call options that are at-the-money or have strike prices that are out-of-the-money (i.e., are above the at-the-money strike) and SPXW put options that are at-the-money or have strike prices that are out-of-the-money (i.e., are below the at-the-money strike). (The Index excludes options with a “delta” of less than 1%, where “delta” is a measurement of how sensitive the change in the value of the option is to changes in the value of the S&P 500® Index.) The Index calculates an implied volatility from these prices at the end of every minute during a calculation window from 11:30 a.m. to 11:35 a.m., Eastern time. The average of those implied volatilities on a given rebalancing date is the implied volatility of the S&P 500® Index that the Index uses to reset the leverage of the applicable sub-index on that rebalancing date.

The implied volatility measured by the Index is a one-week implied volatility (subject to the following paragraph), in that it reflects market expectations of volatility over the one-week period from one rebalancing date to the next, but is expressed in annualized terms.

If a given weekday is a holiday, then the sub-index that would normally rebalance on that weekday will instead be rebalanced on the next weekday that is not a holiday. For example, if a Monday is a holiday, then the Monday sub-index would rebalance instead on the following Tuesday. In that event, the Index would rebalance two sub-indexes on that Tuesday – the Monday sub-index and the Tuesday sub-index. The Monday sub-index would be rebalanced based on the implied volatility determined on that Tuesday for the period from that Tuesday to the next Monday (assuming the next Monday is not a holiday), and the Tuesday sub-index would be rebalanced based on the implied volatility determined on that Tuesday for the period from that Tuesday to the next Tuesday.

Decrement

The Index is a decrement index, which means that the value of each sub-index of the Index will be reduced at a rate of 6% per annum. The 6% decrement is calculated between rebalancing dates on the time-weighted average value of the applicable sub-index at the most recent rebalancing time.

The decrement will be a significant drag on the performance of the Index.

Comparison of Hypothetical Back-Tested and Historical S&P 500 Futures 40% Edge Volatility 6% Decrement Index (USD) ER Performance Against Historical S&P 500® Index Performance

The following graphs set forth a comparison of the hypothetical back-tested and historical performance of the S&P 500 Futures 40% Edge Volatility 6% Decrement Index (USD) ER against the historical performance of the S&P 500® Index. The first graph shows comparative performance data for the period from January 4, 2016 through August 24, 2026, each normalized to have a closing value of 100.00 on January 4, 2016 to facilitate a comparison. The second graph shows comparative performance data for the period from January 3, 2022 through August 24, 2026, each normalized to have a closing value of 100.00 on January 3, 2022 to facilitate a comparison. The performance of the S&P 500® Index shown below is its price return performance – i.e., its performance without reflecting dividends. The total return performance of the S&P 500® Index (i.e., its performance reflecting dividends) would be greater than the price return performance shown below.All S&P 500 Futures 40% Edge Volatility 6% Decrement Index (USD) ER performance information prior to May 10, 2024 is hypothetical and back-tested, as the S&P 500 Futures 40% Edge Volatility 6% Decrement Index (USD) ER did not exist prior to that date. Hypothetical back-tested performance information is subject to the significant limitations described above under “Information About the S&P 500 Futures 40% Edge Volatility 6% Decrement Index (USD) ER”.

In the graphs below, references to “SPXF4EV6” are to the S&P 500 Futures 40% Edge Volatility 6% Decrement Index (USD) ER and references to “SPX” are to the S&P 500® Index.

PS-21

Citigroup Global Markets Holdings Inc.

January 4, 2016 to August 24, 2026
Normalized to 100 as of January 4, 2016
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SPXF4EV6
SPX

January 3, 2022 to August 24, 2026
Normalized to 100 as of January 3, 2022
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SPXF4EV6
SPX

PS-22

Citigroup Global Markets Holdings Inc.

PAST PERFORMANCE OF THE S&P 500 FUTURES 40% EDGE VOLATILITY 6% DECREMENT INDEX (USD) ER AND RELATIVE PERFORMANCE BETWEEN THE S&P 500 FUTURES 40% EDGE VOLATILITY 6% DECREMENT INDEX (USD) ER AND THE S&P 500 INDEX® ARE NOT INDICATIVE OF FUTURE PERFORMANCE

Using the historical performance information from the graphs above, the table below shows the annualized (annually compounded) performance of the S&P 500 Futures 40% Edge Volatility 6% Decrement Index (USD) ER as compared to the S&P 500® Index for the last year, the last three years and the last five years, each as of August 24, 2026.

	S&P 500 Futures 40% Edge Volatility 6% Decrement Index (USD) ER	S&P 500® Index
Last 1 Year	14.44%	18.23%
Last 3 Years	20.27%	20.46%
Last 5 Years	4.26%	11.27%

License Agreement

S&P Dow Jones Indices LLC (“S&P Dow Jones”) and Citigroup Global Markets Inc. have entered into an exclusive license agreement providing for the license to Citigroup Inc. and its affiliates, in exchange for a fee, of the right to use indices owned and published by S&P Dow Jones in connection with certain financial products, including the securities. “Standard & Poor’s” and “S&P” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”). “Dow Jones” is a registered trademark of Dow Jones Trademark Holdings, LLC (“Dow Jones”). Trademarks have been licensed to S&P Dow Jones and have been licensed for use by Citigroup Inc. and its affiliates.

The license agreement between S&P Dow Jones and Citigroup Global Markets Inc. provides that the following language must be stated in this pricing supplement:

“The securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones, Dow Jones, S&P or their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly. S&P Dow Jones Indices’ only relationship to Citigroup Inc. and its affiliates (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks, trade names and service marks of S&P Dow Jones Indices and of the Index, which is determined, composed and calculated by S&P Dow Jones Indices without regard to Citigroup Inc., its affiliates or the securities. S&P Dow Jones Indices have no obligation to take the needs of Citigroup Inc., its affiliates or the holders of the securities into consideration in determining, composing or calculating the Index. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the timing of, prices at or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the securities.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND S&P DOW JONES INDICES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P DOW JONES INDICES MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP INC., HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P DOW JONES INDICES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND CITIGROUP INC.”

PS-23

Citigroup Global Markets Holdings Inc.

Annex B

Description of the S&P 500 Futures Excess Return Index

We have derived all information contained in this pricing supplement regarding the S&P 500 Futures Excess Return Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones”). The S&P 500 Futures Excess Return Index was developed by Standard & Poor’s Financial Services LLC (“S&P”) and is calculated, maintained and published by S&P Dow Jones. S&P Dow Jones has no obligation to continue to publish, and may discontinue the publication of, the S&P 500 Futures Excess Return Index.

The S&P 500 Futures Excess Return Index tracks futures contracts on the S&P 500® Index. The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.” The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity market. For more information about the S&P 500® Index, see “Equity Index Descriptions—The S&P U.S. Indices” in the accompanying underlying supplement. We refer to the S&P 500® Index as the “reference index” for the S&P 500 Futures Excess Return Index.

The S&P 500 Futures Excess Return Index is a futures-based index. As a futures-based index, it is expected to reflect not only the performance of its reference index (the S&P 500® Index), but also the implicit cost of a financed position in that reference index. The cost of this financed position will adversely affect the value of the S&P 500 Futures Excess Return Index. Any increase in market interest rates will be expected to further increase this implicit financing cost and will increase the negative effect on the performance of the S&P 500 Futures Excess Return Index. Because of this implicit financing cost, the S&P 500 Futures Excess Return Index is expected to underperform the total return performance of the S&P 500® Index.

The S&P 500 Futures Excess Return Index launch date was August 2, 2010, and it is reported by Bloomberg L.P. under the ticker symbol “SPXFP.”

Index Calculation

The S&P 500 Futures Excess Return Index tracks the performance of a hypothetical position, rolled quarterly, in the nearest-to-expiration E-mini S&P 500 futures contract. Constructed from E-mini S&P 500 futures contracts, the S&P 500 Futures Excess Return Index includes provisions for the replacement of the current E-mini S&P 500 futures contract in the S&P 500 Futures Excess Return Index as such futures contract approaches expiration (also referred to as “rolling”). This replacement occurs over a one-day rolling period every quarter, which is five days prior to the last trade date of the futures contract.

The S&P 500 Futures Excess Return Index is calculated from the price change of the underlying E-mini S&P 500 futures contract. On any trading date, t, the value of the S&P 500 Futures Excess Return Index is calculated as follows:

Where:

=	The value of the S&P 500 Futures Excess Return Index on the current day, t
=	The value of the S&P 500 Futures Excess Return Index on the preceding day on which the S&P 500 Futures Excess Return Index was calculated, t-1
=	The Contract Daily Return from day t-1 to day t, defined as:
=	The daily contract reference price of the futures contract, which is the official closing price, as designated by the exchange

Market disruptions are situations where the exchange has failed to open so that no trading is possible due to unforeseen events, such as computer or electric power failures, weather conditions or other events. If any such event happens on the roll date, the roll will take place on the next business day on which no market disruptions exist.

The S&P 500 Futures Excess Return Index is an excess return index, which in this context means that its performance will be based solely on changes in the settlement price of its underlying futures contract. An excess return index is distinct from a total return index, which, in addition to changes in the settlement price of the underlying futures contract, would reflect interest on a hypothetical cash position collateralizing that futures contract.

PS-24

Citigroup Global Markets Holdings Inc.

E-mini S&P 500 futures contracts

E-mini S&P 500 futures contracts were introduced in 1997 and are traded on the Chicago Mercantile Exchange under the ticker symbol “ES.” The Chicago Mercantile Exchange trades E-mini S&P 500 futures contracts with expiration dates in March, June, September and December of each year.

E-mini S&P 500 futures contracts differ from the futures contracts described below under “—Futures Contracts Generally” in that E-mini S&P 500 futures contracts are cash settled only, meaning that the 500 stocks composing the S&P 500 Index are not actually delivered upon settlement of the futures contract. Therefore, the E-mini S&P 500 futures contracts are not contracts to actually buy and sell the stocks in the S&P 500 Index. In all other relevant respects, however – including daily “mark to market” and realization of gains or losses based on the difference between the current settlement price and the initial futures price – the E-mini S&P 500 futures contracts are similar to those described below under “—Futures Contracts Generally.”

Futures Contracts Generally

Generally speaking, a futures contract is an agreement to buy or sell an underlying asset on a future expiration date at a price that is agreed upon today. If the underlying asset is worth more on the expiration date than the price specified in the futures contract, then the purchaser of that contract will achieve a gain on that contract, and if it is worth less, the purchaser will incur a loss.

For example, suppose that a futures contract entered into in January calls for the purchaser to buy the underlying asset in April at a price of $1,000. If the underlying asset is worth $1,200 in April, then upon settlement of the futures contract in April the purchaser will buy for $1,000 an underlying asset worth $1,200, achieving a $200 gain. Conversely, if the underlying asset is worth $800 in April, then upon settlement of the futures contract in April the purchaser will buy for $1,000 an underlying asset worth only $800, incurring a $200 loss.

The gain or loss to the purchaser of this futures contract is different from the gain or loss that could have been achieved by the direct purchase of the underlying asset in January and the sale of that underlying asset in April. This is because a futures contract is a “leveraged” way to invest in the underlying asset. In other words, purchasing a futures contract is similar to borrowing money to buy the underlying asset, in that (i) it enables an investor to gain exposure to the underlying asset without having to pay the full cost of it up front and (ii) it entails a financing cost.

This financing cost is implicit in the difference between the spot price of the underlying asset and the futures price. A “futures price” is the price at which market participants may agree today to buy or sell the underlying asset in the future, and the “spot price” is the current price of the underlying asset for immediate delivery. The futures price is determined by market supply and demand and is independent of the spot price, but it is nevertheless generally expected that the futures price will be related to the spot price in a way that reflects a financing cost (because if it did not do so there would be an opportunity for traders to make sure profits, known as “arbitrage”). For example, if January’s futures price is $1,000, January’s spot price may be $975. If the underlying asset is worth $1,200 in April, the gain on the futures contract would be $200 ($1,200 minus $1,000), while the gain on a direct investment made at the January spot price would have been $225 ($1,200 minus $975). The lower return on the futures contract as compared to the direct investment reflects this implicit financing cost. Because of this financing cost, it is possible for a purchaser to incur a loss on a futures contract even if the spot price of the underlying asset increases over the term of the futures contract. The amount of this financing cost is expected to increase as general market interest rates increase.

Futures contracts are standardized instruments that are traded on an exchange. On each trading day, the exchange determines a settlement price (which may also be referred to as a closing price) for that futures contract based on the futures prices at which market participants entered into that futures contract on that day. Open positions in futures contracts are “marked to market” and margin is required to be posted on each trading day. This means that, on each trading day, the current settlement price for a futures contract is compared to the futures price at which the purchaser entered into that futures contract. If the current settlement price has decreased from the initial futures price, then the purchaser will be required to deposit the decrease in value of that futures contract into an account. Conversely, if the current settlement price has increased, the purchaser will receive that cash value in its account. Accordingly, gains or losses on a futures contract are effectively realized on a daily basis up until the point when the position in that futures contract is closed out.

Because futures contracts have expiration dates, one futures contract must be rolled into another if there is a desire to maintain a continuous position in futures contracts on (rather than take delivery of) a particular underlying asset. This is typically achieved by closing out the position in the existing futures contract as its expiration date approaches and simultaneously entering into a new futures contract (at a new futures price based on the futures price then prevailing) with a later expiration date.

PS-25

Citigroup Global Markets Holdings Inc.

Comparison of Historical S&P 500 Futures Excess Return Index Performance Against Historical S&P 500® Index Performance

The following graph sets forth a comparison of the historical performance of the S&P 500 Futures Excess Return Index against the historical performance of the S&P 500® Index from January 4, 2016 through August 24, 2026, each normalized to have a closing value of 100.00 on January 4, 2016 to facilitate a comparison. The performance of the S&P 500® Index shown below is its price return performance – i.e., its performance without reflecting dividends. The total return performance of the S&P 500® Index (i.e., its performance reflecting dividends) would be greater than the price return performance shown below.

In the graph below, references to “SPXFP” are to the S&P 500 Futures Excess Return Index and references to “SPX” are to the S&P 500® Index.

Normalized to 100 as of January 4, 2016
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PAST PERFORMANCE OF THE S&P 500 FUTURES EXCESS RETURN INDEX AND RELATIVE PERFORMANCE BETWEEN THE S&P 500 FUTURES EXCESS RETURN INDEX AND THE S&P 500® INDEX ARE NOT INDICATIVE OF FUTURE PERFORMANCE

Using the historical performance information from the graph above, the table below shows the annualized (annually compounded) performance of the S&P 500 Futures Excess Return Index as compared to the S&P 500® Index for the last year, the last three years and the last five years, each as of August 24, 2026.

	S&P 500 Futures Excess Return Index	S&P 500® Index
Last 1 Year	14.36%	18.23%
Last 3 Years	15.73%	20.46%
Last 5 Years	8.12%	11.27%

PS-26